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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Amicus Therapeutics, Inc. for the registration of 825,603 shares of its common stock and to the incorporation by reference therein of our reports dated February 29, 2016, with respect to the consolidated financial statements of Amicus Therapeutics, Inc., and the effectiveness of internal control over financial reporting of Amicus Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Metropark, New Jersey
July 6, 2016

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm